WaMu Capital Corp.
A Washington Mutual, Inc. Company

Preliminary Term Sheet

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-2 Trust

WaMu Asset Acceptance Corp.

Depositor

Washington Mutual Mortgage Securities Corp.

Seller

Washington Mutual Bank

Servicer

LaSalle Bank National Association

Trustee

January 30, 2006

Closing Date(approximate)	February 27, 2006
Investor Settlement Date(approximate)	February 28, 2006
First Distribution Date	March 25, 2006
Cut-Off Date	February 1, 2006

Important Notice About Information Presented in this
Free Writing Prospectus

The securities described in this free writing prospectus may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this free writing prospectus in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) a form of prospectus supplement which, along with this free writing prospectus, describes more specifically the terms of your series of certificates. This free writing prospectus does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus supersedes information contained in any prior free writing prospectus relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire free writing prospectus and the prospectus and the form of prospectus supplement we will provide you. You may obtain a copy of the prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS FREE WRITING PROSPECTUS  REFLECTS THE CHARACTERISTICS OF THE MORTGAGE POOL AS OF 01/01/06. THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE, WHICH IS 02/01/06. ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus. The mortgage-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-2

Trust

Collateral Profile as of 01/01/06

THIS COLLATERAL INFORMATION HAS NOT BEEN INDEPENDENTLY VERIFIED BY WAMU CAPITAL CORP.  THIS  INFORMATION IS PRELIMINARY AND SUBJECT TO CHANGE, AND SUPERSEDES COLLATERAL INFORMATION

CONTAINED IN PRIOR MATERIALS FOR THIS TRANSACTION.

Type	Group 7 - NON-IO	Group 8 - IO
Estimated Size (+/- 10%)	$65 mm	$52mm
GWAC (+/- 10 bps)	6.39	6.44
WAM (+/- 3 months)	356	358
FICO (+/- 10)	707	701
Average Loan Bal (+/- 10%)	$209k	$238k
WA LTV (+/- 5%)	72	74
Top 3 States (+/- 5%)	CA (29%)	CA (29%)
	NY (10%)	FL (9%)
	FL (8%)	NY (8%)
Cash-Out Refi (+/- 5%)	54	45
SF/PUD (+/- 10%)	77	83
2-4 Family (+/- 10%)	14	6
Full Doc (+/- 10%)	11	15
Non-Owner Occupied	0	0
(+/- 5%)
Interest Only (+/- 5%)	0	100
Prepay Penalty (+/- 5%)	52	49
Estimated Subordination	6.50%	6.50%
(+/- 200 bps)
Expected Rating Agencies	2 of 3	2 of 3
Clean Up Call Percentage	10% of the aggregate Cut-Off Date balance of the loan groups
#1 Originator Concentration*	Greenpoint (20%)	GMAC-RFC (22%)
#2 Originator Concentration*	MortgageIT (18%)	New Century (17%)
#3 Originator Concentration*	Amnet (17%)	Quicken (15%)
Servicer	100% Washington Mutual Bank

*-  Greenpoint Mortgage Company, American Mortgage Network, and MortgageIT.  Please see “Originator Disclosures” section for a description of these companies.

ORIGINATOR DISCLOSURES

GreenPoint Mortgage Funding, Inc., a New York corporation (“GreenPoint”), is an indirect wholly-owned subsidiary of North Fork Bancorporation, Inc., a bank holding company. GreenPoint’s executive offices are located at 100 Wood Hollow Drive, Novato, California, 94945.

GreenPoint is engaged in the mortgage banking business, which consists of the origination, acquisition, sale and servicing of residential mortgage loans secured primarily by one- to four-unit family residences, and the purchase and sale of mortgage servicing rights.  GreenPoint originates loans through a nationwide network of production branches.  Loans are originated primarily through GreenPoint’s wholesale division, through a network of independent mortgage loan brokers approved by GreenPoint, and also through its retail lending division and correspondent lending division.

American Mortgage Network, Inc. is a Delaware corporation headquartered in San Diego and is an indirect wholly-owned subsidiary of Wachovia Bank, N.A. and Wachovia Corporation.  American Mortgage Network originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. It sells its loan production in the secondary mortgage market in servicing-released sales. It is approved to do business in 50 states and the District of Columbia either by license or exemption.

MortgageIT, Inc. is a New York corporation and a wholly owned subsidiary of MortgageIT Holdings, Inc., with an executive and administrative office located in New York, New York.  MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States.  MortgageIT, Inc. originates single-family mortgage loans of all types, including prime adjustable-rate mortgage loans and fixed-rate, first lien residential mortgage loans.

RFC, an indirect, wholly-owned subsidiary of GMAC Mortgage Group, Inc., is a Delaware corporation having its principal place of business in Minnesota. RFC is engaged in the business of (i) originating and acquiring residential mortgage loans from correspondent bankers and brokers and selling loans to public and private investors in the secondary markets in its own name and through its affiliates and (ii) servicing residential mortgage loans for its own account and for the accounts of others. RFC’s principal executive offices are located at 8400 Normandale Lake Boulevard, Suite 250, Minneapolis, Minnesota and its telephone number is (952) 857-7000.

New Century Mortgage Corporation is a California corporation and an indirect wholly owned subsidiary of New Century Financial Corporation.  It is headquartered in Irvine, California.  New Century Mortgage Corporation engages in the business of originating, purchasing, selling and servicing first lien and second lien residential mortgage loans.  New Century emphasizes the origination of residential mortgage loans that are commonly referred to as non-conforming “B&C” loans or subprime mortgage loans, as well as Alt-A mortgage loans.

Quicken, a Michigan corporation, is a wholly owned subsidiary of Rock Holdings Inc. Quicken is engaged primarily in the mortgage banking business, and as such, originates and sells mortgage loans.  Quicken markets conventional, government-insured, sub-prime mortgage loans and home equity lines of credit to consumers through the Internet, a call center, and four retail branches. Quicken’s mortgage loans are principally first-lien, conforming and non-conforming, fixed or adjustable rate mortgage loans. Quicken’s principal office is located at 20555 Victor Parkway, Livonia, Michigan 48152.